Exhibit 99.1

NEWS RELEASE

Contact:     John A. Maurer

Vice President,

Treasurer and Investor Relations

Foot Locker, Inc.

(212) 720-4092

FOOT LOCKER, INC. ELECTS ULICE PAYNE AND KIMBERLY K. UNDERHILL

AS DIRECTORS

NEW YORK, NY, November 17, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today that its Board of Directors has elected Ulice Payne, Jr. and Kimberly K. Underhill as directors of the Company, effective December 1.

Mr. Payne is currently president and managing member of Addison-Clifton, LLC, a leader in providing global trade compliance advisory services. A lawyer by trade, Mr. Payne was previously president and chief executive officer of Foly & Lardner, a Milwaukee-based law firm, and has served as president and chief executive officer of the Milwaukee Brewers Baseball Club.

Ms. Underhill is Global President of Kimberly-Clark Professional, a unit of Kimberly-Clark Corporation, a global manufacturer of branded personal care, consumer tissue, and professional healthcare products. Ms. Underhill has spent the majority of her career at Kimberly-Clark, serving in increasingly senior positions, with both domestic and international experience.

“As part of the Board of Director’s ongoing succession planning process, we regularly look for exceptional talent that will complement our already strong Board and help guide our Company as we build on our solid position in the athletic industry, and Ulice and Kim fit that description perfectly,” said Richard A. Johnson, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “While they both have tremendously broad global leadership experience, Kim’s work in truly understanding individual customers and Ulice’s expertise in international trade and supply chain will make them especially valuable additions to our Board.”

Foot Locker, Inc. is a specialty athletic retailer that, as of October 29, 2016, operated 3,394 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Kids Foot Locker, Lady Foot Locker, Champs Sports, SIX:02, Footaction, Runners Point, and Sidestep retail stores, as well as its direct-to-customer channels, including Eastbay.com, footlocker.com, and SIX02.com, the Company is a leading provider of athletic footwear and apparel.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001